UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PAR PACIFIC HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PAR PACIFIC HOLDINGS, INC.
One Memorial Plaza, 800 Gessner Road, Suite 875
Houston, Texas 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2017

Dear Stockholders:

We cordially invite you to attend our 2017 annual meeting of stockholders. The meeting will be held on Tuesday, May 16, 2017, at 8:00 a.m. (Honolulu time), at 1132 Bishop Street (24th Floor), Honolulu, Hawaii 96813. At the meeting we will:

1.              Elect the Board of Directors;

2.              Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.              Transact any other business as may properly come before the meeting.

Stockholders who owned our common stock at the close of business on Wednesday, March 29, 2017 may attend and vote at the meeting. A stockholders’ list will be available at our offices at One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024 for a period of ten days prior to the meeting. We hope that you will be able to attend the meeting in person.

Whether or not you plan to attend the meeting, please vote electronically via the Internet or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. See “How do I cast my vote?” in the proxy statement for more details.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

Houston, Texas
April 6, 2017

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PAR PACIFIC HOLDINGS, INC.
One Memorial Plaza, 800 Gessner Road, Suite 875
Houston, Texas 77024

 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors (the "Board") is soliciting proxies for the 2017 annual meeting of stockholders to be held on Tuesday, May 16, 2017, at 8:00 a.m. (Honolulu time), at 1132 Bishop Street (24th Floor), Honolulu, Hawaii 96813, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Par Pacific Holdings, Inc. (the “Company” or "Par") will pay the costs of soliciting proxies from stockholders. Our directors, officers and regular employees may solicit proxies on behalf of Par, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:
The Board set March 29, 2017 as the record date for the meeting. You can attend and vote at the meeting if you were a common stockholder of Par at the close of business on the record date, March 29, 2017. On that date, there were 45,801,097 shares of our common stock outstanding and entitled to vote at the meeting.

Q:    What proposals will be voted on at the meeting?

A:    Two proposals are scheduled to be voted upon at the meeting:

•	The election of directors; and

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, on or about April 6, 2017 we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability, beginning on or about April 6, 2017, to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:
No. The Notice of Internet Availability of Proxy Materials identifies the items to be voted on at the meeting, but you cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to vote via the Internet or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice of Internet Availability of Proxy Materials will provide you with instructions regarding how to:

•	View our proxy materials for the meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How do I cast my vote?

A:
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the meeting, you may vote via the Internet or, for those stockholders who request a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides information on how to vote via the Internet or request a paper proxy card and vote by mail. Those stockholders who request a paper proxy card and elect to vote by mail should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as recommended by our Board on all matters, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. We do not know of any other business to be considered at the meeting.

If your shares are registered in the name of a broker, bank or other nominee (typically referred to as being held in “street name”), you will receive instructions from your broker, bank or other nominee that must be followed in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of independent auditors, but not the election of directors. Your vote is especially important. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. Therefore, please instruct your broker regarding how to vote your shares promptly. See “Vote Required” following each proposal for further information.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting.

Q:	Can I revoke or change my proxy?

A:
Yes. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.

Q:	How does the Board recommend I vote on the proposals?

A:
The Board recommends you vote “FOR” each of the nominees to our Board of Directors, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Q:	Who will count the vote?

A:	The inspector of election will count the vote. Par’s Secretary will act as the inspector of election.

Q:	What is a “quorum?”

A:
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting; or have voted on the Internet or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum. An abstention will have the same practical effect as a vote against the ratification of the appointment of our independent registered public accounting firm. “Broker non-votes” occur when brokers, banks or other nominees that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners prior to the meeting and do not have discretionary voting authority to vote those shares.

Q:    What vote is required to approve each item?

A:    The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors.	The nine nominees for election as directors at the annual meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors.

Proposal 2 — Ratification of appointment of independent registered public accounting firm.
To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote.

Q:	What does it mean if I get more than one Notice of Internet Availability of Proxy Materials?

A:
Your shares are probably registered in more than one account. Please provide voting instructions for all Notices of Internet Availability of Proxy Materials, proxy and voting instruction cards you receive.

Q:	How many votes can I cast?

A:	On all matters you are entitled to one vote per share.

Q:	Where can I find the voting results of the meeting?

A:
The preliminary voting results will be announced at the meeting. The final results will be published in a current report on Form 8-K to be filed by us with the Securities and Exchange Commission within four business days of the meeting.

Proposal 1

ELECTION OF DIRECTORS

At the meeting, nine directors are to be elected. Each director is to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The Nominating and Corporate Governance Committee, which consists solely of directors that are independent as defined in the listing standards of the NYSE MKT, recommended the nine directors to our Board of Directors. Based on that recommendation, the Board nominated such directors for election at the meeting. The nominees have consented to be nominated and have expressed their intention to serve if elected. We believe that all of the nominees possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each nominee in the individual biographies below. We have no reason to believe that any of the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the Board will be eligible to stand for election as directors at the meeting.

Nominees

Certain information regarding the nominees is set forth below:

Name	Age	Position	Director Since
Melvyn N. Klein (1)(4)	74	Chairman of the Board	2014
Robert S. Silberman (1)(3)(4)	59	Vice-Chairman of the Board	2014
Curtis V. Anastasio (1)(2)	60	Director	2014
Timothy Clossey (2)(3)	58	Director	2014
L. Melvin Cooper (2)(4)	63	Director	2012
Walter A. Dods, Jr. (3)	75	Director	2015
Joseph Israel	45	Director, Senior Vice President	2015
William Monteleone	33	Director, Senior Vice President of Mergers & Acquisitions	2012
William C. Pate(1)	53	Director, President and Chief Executive Officer	2014

_________________________________________________________

(1)	Member, Executive Committee of our Board of Directors.

(2)	Member, Audit Committee of our Board of Directors.

(3)	Member, Compensation Committee of our Board of Directors.

(4)	Member, Nominating and Corporate Governance Committee of our Board of Directors.

 Melvyn N. Klein has served as the Chairman of our Board of Directors since June 2014. Mr. Klein is a private investor and the founder of Melvyn N. Klein Interests and the President of JAKK Holding Corp., and was the managing general partner of the investment partnership GKH Partners, L.P. from 1987 until 2008. Mr. Klein currently serves as a member of the board of directors of Anixter International, Inc., a New York Stock Exchange listed company. Mr. Klein has been an attorney and counselor-at-law since 1968, and he is currently a member of the State Bar of Texas. Earlier in his career, he was a McKinsey & Company consultant and a senior officer of Donaldson, Lufkin and Jenrette, Inc. Mr. Klein has been the President and CEO of two American Stock Exchange listed companies: Altamil Corporation and Eskey, Inc. Additionally, among others, Mr. Klein was the controlling shareholder, co-founder, or a significant partner in a number of companies in several fields, including American Medical International, Inc. (subsequently merged to create Tenet Healthcare), UGHC/Arcus (subsequently sold to Koch Industries, Inc.-Flint Hills Resources, LP. and the balance merged with Iron Mountain), Savoy Pictures Entertainment, Inc. (subsequently merged with IAC Interactive), Hanover Compressor Company (subsequently merged to create Exterran Holdings Corp., which, in turn, has become Archrock, Inc. and Exterran Corporation), Cockrell Oil & Gas, L.P. (assets subsequently sold to UNOCAL), and Santa Fe Energy Resources, Inc.

(subsequently merged in part with Chevron and in part with Devon Energy). Mr. Klein was appointed by President Reagan to the Executive Committee of the President’s Private Sector Survey on Cost Control in the Federal Government (Grace Commission) and by President Clinton to the U.S. State Department’s Advisory Committee on International Economic Policy. Mr. Klein received a Doctor of Jurisprudence degree from Columbia University and a Bachelor of Arts degree with Highest Honors in Economics from Colgate University. He also studied at the London School of Economics and Political Science and completed the coursework for a master’s degree at The Johns Hopkins University School of Advanced International Studies. Mr. Klein is a member of the Horatio Alger Association of Distinguished Americans, Inc., the Immediate Past Chairman of the Board of Visitors of the M.D. Anderson Cancer Center, and a member of the Philosophical Society of Texas. Mr. Klein brings to the Board leadership and extensive public company board experience (Anixter International, Inc., Altamil Corporation, American Medical International, Inc., Hanover Compressor Company, Santa Fe Energy Resources, Inc., Devon Energy Corporation, and others), which contributes to his familiarity with current issues and assists in his identifying and addressing appropriate corporate governance practices for us. Mr. Klein’s experience and accomplishments in building businesses, including a number of industry-leading companies, is of benefit to Par. Mr. Klein's experience in senior positions within the public sector also adds to the Board's depth and perspective.

Robert S. Silberman has served as the Vice Chairman of our Board of Directors since April 2015 and has served as a member of our Board of Directors since August 2014. Mr. Silberman has been Executive Chairman of the Board of Directors of Strayer Education, Inc. since May 2013, Chairman of its Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strayer Education, Inc. is an education services company, whose main operating asset, Strayer University, is a leading provider of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman has served as a director of Covanta Holding Corporation, a publicly held international owner/operator of energy-from-waste and power generation facilities ("Covanta"), since December 2004 and is a member of the Compensation Committee and the Finance Committee of the board of directors of Covanta. Mr. Silberman has been a managing director of Equity Group Investments (“EGI”), a division of Chai Trust Company, LLC ("Chai Trust"), since March 2014 and has held certain other relationships with affiliates of EGI. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer, at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including Assistant Secretary of the Army. Mr. Silberman is a member of the Council on Foreign Relations. Mr. Silberman’s positions as a current executive chairman and formerly as a long-tenured chief executive officer and board member of public companies, coupled with his financial background and experience investing in and growing energy and project development businesses, as well as his experience in the public sector, combine to provide valuable insight and perspective to both the Board and management.

Curtis V. Anastasio has served as a member of our Board of Directors since June 2014. Mr. Anastasio served as the Vice Chairman of our Board of Directors from September 2014 to April 2015. He is currently the Chairman of GasLog Partners LP, a subsidiary of GasLog Ltd., a growth-oriented international owner, operator and manager of liquefied natural gas (LNG) carriers, providing support to international energy companies as part of their LNG logistics chain. Appointed Executive Chairman in February 2014, Mr. Anastasio led the successful initial public offering of GasLog Partners LP in May 2014. Mr. Anastasio also serves as a founding director of The Chemours Company, a global leader in titanium technologies, fluoroproducts and chemical solutions which was spun off from DuPont effective July 1, 2015. Since January 2014, Mr. Anastasio has also been a member of the Board of Directors of the Federal Reserve Bank – Dallas. He previously served as President and Chief Executive Officer of NuStar Energy L. P., a publicly traded master limited partnership based in San Antonio, Texas. Mr. Anastasio was the President and Chief Executive Officer of NuStar Energy, L.P. from the time he led the initial public offering in April 2001, until he retired from the company on December 31, 2013. Since joining a predecessor of NuStar in 1988, he has held various positions in the upstream and downstream oil and gas industry, which have included responsibility for supply, trading, transportation, marketing, development and legal. Mr. Anastasio received a Juris Doctorate degree from Harvard Law School in 1981 and a Bachelor of Arts degree, magna cum laude, from

Cornell University in 1978. After graduation, he practiced corporate law in New York City. Mr. Anastasio brings to the Board extensive experience in public companies generally, and with over 28 years of experience in the upstream and downstream oil and gas industry, invaluable industry knowledge and insight in investing and growing oil and gas businesses. Further, Mr. Anastasio brings a deep knowledge of finance and economic markets to the Board.

Timothy Clossey has served as a member of our Board of Directors since June 2014. Mr. Clossey is the President and owner of Spirit Technologies, a management coaching and engineering consulting services company. Mr. Clossey previously served as Production Manager and Major Projects Director for BP Cherry Point. He was a consultant to the board of directors at SaltChuck Resources on merger and acquisition opportunities and a board member at Timec, Inc., where Mr. Clossey chaired the Audit Committee, organized and chaired a Special Committee of Outside Directors and served on the Compensation Committee. Mr. Clossey served in multiple positions, including most recently as President and CEO of ARCO Marine, Inc. ("ARCO"). As VP Corporate Strategic Planning, Downstream for ARCO, Mr. Clossey was responsible for strategic planning for all of ARCO’s downstream companies. As Vice President of Engineering, Technology and R&D at ARCO, his role was responsible for leading ARCO’s Engineering and Research Center in Anaheim, California. As Manager, Clean Fuels Development Task Force at ARCO, Mr. Clossey lead the reformulated gasoline research and development efforts at the Technical Center as well as served in the government relations role working with industry associations such as Western States Petroleum Association and the American Petroleum Institute, as well as all Federal and State agencies working on reformulated gasoline regulations throughout the nation. Mr. Clossey graduated from Harvard Business School with an Executive Masters of Business Administration. He received his Bachelors of Science degree in Chemical Engineering summa cum laude from Washington State University. Mr. Clossey's extensive and detailed experience in operational aspects of the petroleum refining industry provide the Board with insight into the operation, development, and growth of our businesses.

L. Melvin Cooper has served as a member of our Board of Directors since August 2012. Currently, Mr. Cooper serves as the Senior Vice President and Chief Financial Officer of Forbes Energy Services Ltd. (NASDAQ: FES)("Forbes"), a public company in the energy services industry. Prior to joining Forbes in 2007, Mr. Cooper served as President or Chief Financial Officer of various companies involved in site preparation for oil and gas exploration companies, supplying products and services to new home builders, and supply chain management. Mr. Cooper has been a member of the Board of SAExploration Holdings, Inc. (NASDAQ: SAEX) since July 2016, where he is also Chairman of the Audit Committee and a member of the Compensation Committee, and has been a member of the Board of Flotek Industries, Inc. (NYSE: FTK)("Flotek"), Flotek’s Audit Committee, and Flotek’s Corporate Governance and Nominating Committee, since October 2010. Mr. Cooper has been a member of the Compensation Committee of Flotek since 2011. In 2011, Mr. Cooper received the Board Leadership Fellow designation from the National Association of Corporate Directors (“NACD”) where he is also a member of the Board of Directors of the NACD Houston area Tri-City Chapter. Mr. Cooper earned a degree in accounting from Texas A&M University-Kingsville (formerly Texas A&I) in 1975. Mr. Cooper has been a Certified Public Accountant since May 1977. Mr. Cooper brings to the Board extensive experience in the energy industry as well as significant accounting, operating, financial and management experience and provides valuable insight on a range of operational, financial and accounting issues.

Walter A. Dods, Jr. has served as a member of our Board of Directors since June 2015. Mr. Dods was Chairman of the Board of First Hawaiian Bank from January 2005 until his retirement in December 2008. Mr. Dods currently serves as Chairman of the Board of Matson, Inc., a leading provider of ocean transportation and logistics services, a position he has held since January 2010, and as a director of Matson, Inc. since 1989. He also currently serves on the boards of Bancwest Corporation, Bank of the West, First Hawaiian Bank (past Chairman), Hawaiian Telcom (past Chairman), Pacific Guardian Life, Pohaku Pa’a, and Servco Pacific Inc. Additionally, Mr. Dods serves on several civic and community boards throughout the State of Hawaii, including Chaminade University of Honolulu. Mr. Dods was a shareholder of Koko’oha Investments, Inc. ("Koko'oha"), which is now known as Par Hawaii, Inc., and the Chairman of the Boards of each of Koko’oha and Mid Pac Petroleum, LLC, a wholly-owned subsidiary of Koko’oha, until our acquisition of Koko’oha in April 2015. In 2004, Mr. Dods was awarded the Order of the Rising Sun, with Gold and Silver Star, an imperial honor from the Government of Japan. Mr. Dods received a bachelor’s degree in business administration from the University of Hawaii. Mr. Dods' deep knowledge of the Hawaiian markets where we operate, ocean transportation and logistics, and the assets we acquired from Koko'oha and Mid Pac Petroleum provide the Board with experience and insight into the operation, development, and growth of our businesses. Further, his experience as a chairman or member of publicly held company boards of directors provides the Board with knowledge of governance and other related matters.

Joseph Israel has served as our Senior Vice President since October 2015, as a member of our Board of Directors since January 2015, and as our President and Chief Executive Officer from January 2015 until October 2015. Prior to joining us, Mr. Israel served as Senior Vice President of Hunt Refining Company ("Hunt") from August 2011 to November 2014. Prior to joining Hunt, Mr. Israel served in various roles with Alon USA Energy, Inc. ("Alon") from August 2000 to July 2011, including most recently as Chief Operating Officer from September 2008 to July 2011. Prior to joining Alon, Mr. Israel held positions with several Israeli government entities beginning in 1995, including the Israeli Land Administration, the Israeli Fuel Administration and most recently as Economics and Commerce Vice President of Israel’s Petroleum Energy Infrastructure entity. Mr. Israel received a Masters of Business Administration and a Bachelor of Arts in Economics from the Hebrew University of Jerusalem. Additionally, Mr. Israel has completed business courses at the Center of Management Research at Harvard University and The College of Petroleum & Energy Studies at Oxford. Mr. Israel brings to the Board over 20 years of experience in the petroleum refining industry, and his in-depth knowledge of the issues, opportunities and challenges facing us provides direction and focus to the Board of Directors regarding the operation and development of our business.

William Monteleone has served as a member of our Board of Directors since August 2012 as well as on the Board of Managers of Laramie Energy since August 2012. In addition, Mr. Monteleone has served as our Senior Vice President and Chief Financial Officer since March 2017 and previously served as our Senior Vice President of Mergers & Acquisitions from January 2015 to March 2017, and as our Chief Executive Officer from June 2013 to January 2015. Mr. Monteleone was most recently a Vice President at EGI, where he was employed from 2008 until August 2014, serving in a limited capacity from June 2013. At EGI, Mr. Monteleone was responsible for evaluating potential new investments and monitoring existing investments. Previously, Mr. Monteleone worked for Banc of America Securities LLC from 2006 to 2008 where he was involved in a variety of debt capital raising transactions, including leveraged buyouts, corporate-to-corporate acquisitions and other debt financing activities. In addition to our Board, Mr. Monteleone serves on the Board of Directors for the following privately held companies: Wapiti Oil and Gas II, LLC, and was previously on the Board of Directors of Wapiti Oil and Gas I, LLC and Kuwait Energy Company. Mr. Monteleone graduated magna cum laude from Vanderbilt University with a bachelor's degree. Mr. Monteleone brings to the board investment banking experience and expertise with mergers and acquisitions, which assists us with the evaluation of potential investments and acquisition opportunities.

William C. Pate has served as our President and Chief Executive Officer since October 2015 and as a member of our Board of Directors since December 2014. Mr. Pate was previously Co-President of EGI. Mr. Pate had been employed by EGI or its predecessors in various capacities since 1994. Mr. Pate served as a director of Covanta from 1999 to 2016. He was the Chairman of the Board of Directors of Covanta from October 2004 through September 2005. Mr. Pate has previously served on the boards of directors of Exterran Holdings, Inc., Adams Respiratory Therapeutics, MiddleBrook Pharmaceuticals and CNA Surety Corp., as well as those of several private companies associated with EGI. Mr. Pate began his professional career at The First Boston Corporation as a financial analyst in the natural resources mergers and acquisitions group. Subsequently, he was employed as an associate at The Blackstone Group where he worked on private equity investments and merger advisory assignments. Mr. Pate holds a Juris Doctorate degree from the University of Chicago Law School and a Bachelor of Arts degree from Harvard College. Mr. Pate brings to the Board familiarity with all aspects of capital markets, financial transactions and investing in a range of businesses across domestic and international markets. His experience as a board member of other public and private companies provides additional perspective on governance issues.

Director Independence
The listing standards of the NYSE MKT require that our Board of Directors be comprised of at least a majority of independent directors. For a director to be considered independent under those standards, the Board must affirmatively determine that the director does not have any material relationship with us.
Based on these standards, our Board of Directors has affirmatively determined that Melvyn N. Klein, Robert S. Silberman, Curtis V. Anastasio, Timothy Clossey, L. Melvin Cooper, and Walter A. Dods, Jr. are independent. Messrs. Anastasio, Cooper and Dods have no relationship with us except as directors and stockholders, and Messrs. Klein, Silberman and Clossey have only the additional relationships described below. In determining the independence of Messrs. Klein, Silberman and Clossey, the Board engaged in the following analysis.

Mr. Silberman is a Managing Director of EGI and has held certain other relationships with affiliates of EGI, including membership on the investment committee of Zell Credit Opportunities Master Fund, L.P. (“ZCOF”). EGI is affiliated with ZCOF and EGI Investors L.L.C., beneficial owners of approximately 28.5% of our common stock as of March 29, 2017, as described under "Security Ownership of Certain Beneficial Owners." Additionally, certain affiliates of EGI were lenders under our delayed draw term loan credit agreement and participated in our offering in 2016 of $52.6 million in aggregate principal amount of bridge notes (the “Bridge Notes Offering”) and our offering in 2016 of $115 million in aggregate principal amount of our 5.00% convertible senior notes due 2021 (the “Senior Notes Offering”). The Board reviewed payments made by us to EGI and its affiliates within the past three years, and Mr. Silberman’s role at EGI and its affiliates. See “Certain Relationships and Related Transactions.” Mr. Silberman is also a director of Covanta, which may be an affiliate of Chai Trust. In addition, Mr. Silberman received an award of 150,000 stock options on October 12, 2015, which was subject to shareholder approval that was received in June 2016, in recognition of time spent and duties performed in his capacity as Vice-Chairman of the Board in connection with Par's transition to Par Pacific Holdings, Inc. and in respect of future acquisitions and related transactions.

Mr. Klein received an award of 150,000 stock options on October 12, 2015, which was subject to shareholder approval that was received in June 2016, in recognition of time spent and duties performed in his capacity as Chairman of the Board in connection with Par's transition to Par Pacific Holdings, Inc. and in respect of future acquisitions and related transactions. The Board also noted that certain directors, including Mr. Klein and Mr. Silberman, have direct and indirect relationships through other entities with other directors of the Company, and the Board also reviewed certain consulting fees paid to Spirit Technologies, an entity for which Mr. Clossey is President and owner, in 2014 in connection with certain engineering services.

The Board determined that none of the aforementioned options awards, relationships, or payments interfere with Mr. Silberman’s, Mr. Klein's, or Mr. Clossey’s independent and objective oversight of Par's management or promotion of management’s accountability to Par’s stockholders or with their exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman, Mr. Klein and Mr. Clossey each qualifies as an independent director under applicable SEC rules and regulations and NYSE MKT listing standards.

 Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes that it should be free to choose the Chairman of the Board in any way that seems best for Par at any given period of time. Therefore, our Board of Directors does not have a policy regarding whether the role of the Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

As set forth in our Corporate Governance Guidelines, our Board of Directors is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls, tax strategy and hedging), and also oversees compliance with our Code of Business Conduct and Ethics and with applicable laws and regulations. The Compensation Committee oversees compliance with our compensation plans, and the Nominating and Corporate Governance Committee oversees compliance with our corporate governance principles. Each of the committees report to the Board regarding the areas of risk they oversee.

Communicating with our Board of Directors

Stockholders and other parties interested in communicating directly with the non-employee members of our Board of Directors may do so by writing to: Corporate Secretary, c/o Par Pacific Holdings, Inc., One Memorial Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024. The Board maintains a process for handling letters received by Par and addressed to non-employee members of the Board. Under that process, our Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses profane language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. All of the members of the Board of Directors attended our 2016 annual meeting of stockholders.

Board and Committee Activity, Structure and Compensation
During 2016, our Board of Directors held eight meetings. All directors attended at least 75% of the total meetings of the Board and the committees on which they served. The Board has adopted committee charters and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our committee charters and Corporate Governance Guidelines are available on our website at www.parpacific.com. Copies may also be obtained by writing to our Corporate Secretary at our principal executive offices. There are currently four standing committees of the Board: the Audit Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee. Committee membership and the functions of those committees are described below. In accordance with applicable SEC rules and regulations and NYSE MKT listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Corporate Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The chart below identifies directors who were members of each committee at the end of 2016, the number of meetings held by each committee during the year, the chairs of each committee and the Audit Committee financial experts:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Melvyn N. Klein (Chairman)			X	C
Robert S. Silberman (Vice Chairman)		C	C	X
Curtis V. Anastasio	C, FE			X
Timothy Clossey	X	X
L. Melvin Cooper	X, FE		X
Walter A. Dods, Jr.		X
William C. Pate				X
2016 Meetings	Six	Six	Two	One
_________________________________________________________
C = Committee Chair
FE = Financial Expert
X = Committee Member

Audit Committee. The current members of the Audit Committee are Curtis V. Anastasio (Chairman), L. Melvin Cooper and Timothy Clossey, and the committee met six times during 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC, and that Messrs. Anastasio and Cooper are audit committee financial experts under the rules of the SEC. The committee operates under a written charter adopted by our Board of Directors. The committee assists the Board in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent auditor. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and has the sole authority to approve all audit engagement fees and terms. The committee pre-approves all permitted non-auditing services to be provided by the independent auditors; discusses with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; reviews the integrity of our financial reporting process; establishes policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigates any matters pertaining to the integrity of management.

Compensation Committee. The current members of the Compensation Committee are Robert S. Silberman (Chairman), Walter A. Dods, Jr. and Timothy Clossey, and the committee met six times during 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC. Each of the members of the committee is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"). The committee operates under a written charter under which the committee, among other things, has the following authority: (i) to review and approve Par's goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation; (ii) to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries; (iii) to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; (iv) to engage independent advisors to assist the members of the committee in carrying out their duties; and (v) to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement or our Annual Report on Form 10-K, as applicable.

Compensation Committee Interlocks and Insider Participation

Robert S. Silberman, Timothy Clossey, and Walter A. Dods, Jr. served on the Compensation Committee in 2016. No member of the committee has served as one of our officers or employees at any time. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Executive Committee. The current members of the Executive Committee are Melvyn N. Klein (Chairman), Curtis V. Anastasio, William C. Pate and Robert S. Silberman, and the committee met once during 2016. The committee operates under a written charter adopted by the Board. The committee is responsible for exercising the powers and duties of the Board between Board meetings and while the Board is not in session, and implementing the policy decisions of the Board, but does not have the authority to approve certain actions on behalf of the Board, including (i) filling vacancies or changing membership of the Board or any of its committees, (ii) changing the size of the Board or any of its committees, (iii) electing or removing elected officers or directors or changing their compensation, (iv) amending our certificate of incorporation or bylaws, (v) adopting an agreement providing for the merger or consolidation of Par or recommending to the stockholders the sale, lease or exchange of all or substantially all of Par’s property and assets, (vi) recommending to the stockholders a dissolution of Par or a revocation of a dissolution, (vii) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), (viii) those matters which are expressly delegated to another committee of the Board, or (ix) matters which, under the General Corporation Law of the State of Delaware, our certificate of incorporation or our bylaws cannot be delegated by the Board to a committee of the Board.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Robert S. Silberman (Chairman), Melyvn N. Klein and L. Melvin Cooper. The committee met two times during 2016. Our Board of Directors has determined that all of the members of the committee are independent under the listing standards of the NYSE MKT and the rules of the SEC. The committee operates under a written charter adopted by the Board. The committee is responsible for determining the qualifications, skills and other expertise required to be a director, identifying and recommending qualified candidates to the Board for nomination as members of the Board, recommending to the Board the corporate governance principles applicable to Par, and leading the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The committee, among other things, has the authority to evaluate candidates for the position of director, retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.

Director Nominations Process. In identifying candidates for positions on the Board, the Nominating and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2016, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

The committee does not set specific minimum qualifications for director positions. Instead, the committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board, and ability to devote adequate time to Board duties. The committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified and, unless such individuals are well known to the Board, they are interviewed and further evaluated by the committee. Candidates selected by the committee are then recommended to the full Board. After the Board approves a candidate, the Chair of the committee extends an invitation to the candidate to join the Board.

Previously, pursuant to a stockholders agreement, certain of our stockholders had the right to designate members of the Board. Pursuant to that agreement, Messrs. Monteleone and Silberman were the designees of affiliates of EGI, and Mr. Cooper was a designee of Whitebox Advisors, LLC (“Whitebox”). All other candidates standing for election were the designees of our Board or a committee of our Board under that agreement, other than Mr. Dods. The agreement was terminated as of April 7, 2015.

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. We do not have a formal policy concerning stockholder nominations of individuals to stand for election to the Board, other than the provisions contained in our bylaws. Since our emergence from bankruptcy and except as provided by our stockholders agreement, which was terminated as of April 7, 2015, we have not received any recommendations from stockholders requesting that the Board consider a candidate for inclusion among the slate of nominees in any year, and therefore we believe that no formal policy, in addition to the provisions contained in our bylaws, concerning stockholder recommendations is needed.

Our bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than 100 days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. To be in proper written form, a stockholder’s notice regarding nominations of persons for election to the Board must set forth (a) as to each proposed nominee, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Compensation of Directors. Our three employee directors are not separately compensated for their service as directors. Our non-employee directors (other than our Chairman of the Board) receive an annual cash retainer of $62,500 and an annual retainer of $62,500 paid in common stock, provided that the non-employee directors may elect, at their option, to increase the stock component of the retainer with a corresponding reduction in the cash component of the retainer. Our Chairman receives total annual compensation of $200,000, with $100,000 in cash and $100,000 in common stock. The cash component of the retainer is paid quarterly and the stock component is paid quarterly at the beginning of the period to which the compensation relates in grants of restricted stock or restricted stock units with a one-year vesting schedule from the date of grant. In addition, the Chairman of the Audit Committee receives an additional annual retainer of $20,000 and the members of the Audit Committee (other than the Chairman) receive an annual retainer of $7,500, such retainers paid quarterly in cash. The Chairman of the Compensation Committee receives an annual retainer of $15,000 and the Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $5,000. There are no fees for the members of any other committee or for attendance at meetings. Non-employee directors are eligible to participate in the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). See “Executive Compensation – Compensation Discussion and Analysis – Non-Qualified Deferred Compensation Plan” below for a summary of the material terms of the Deferred Compensation Plan. Additionally, until December 31, 2015, non-employee directors were eligible to participate in the Stock Purchase Plan (the “SPP”). See “Executive Compensation – Compensation Discussion and Analysis – Stock Purchase Plan” below for a summary of the material terms of the SPP.

The following table sets forth a summary of the compensation that we paid to our non-employee directors in 2016:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock or Restricted Stock Unit Awards ($) (1)	Option Awards ($) (1) (2)	Total ($) (3)
Melvyn N. Klein	$100,000	$100,000	$504,299	$704,299
Curtis V. Anastasio	$82,500	$62,500	$—	$145,000
Timothy Clossey	$7,500	$125,000	$—	$132,500
L. Melvin Cooper	$70,000	$62,500	$—	$132,500
Robert S. Silberman	$82,500	$62,500	$504,299	$649,299
Walter A. Dods, Jr.	$62,500	$62,500	$—	$125,000
_________________________________________________________

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718), of awards pursuant to the Par Pacific Holdings, Inc. 2012 Long-Term Incentive Plan (the “2012 Long Term Incentive Plan”). Assumptions used in the calculation of these amounts are included in “Note 15– Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2016 included in our 2016 Annual Report on Form 10-K filed with the SEC on March 7, 2017. All of our non-employee directors except Mr. Anastasio elected to receive their stock compensation for Board service in the form of restricted stock units with a one-year vesting period. Mr. Anastasio elected to receive his stock compensation for Board service in the form of restricted stock with a one-year vesting period.

(2)	Represents stock options granted in 2015 for which shareholder approval was received in 2016 and established the aggregate grant date fair value of the stock options under ASC 718.

(3)
As of December 31, 2016, Messrs. Klein, Anastasio, Clossey, Silberman, and Dods had 165,291, 167,123, 22,666, 186,454, and 45,270 stock options outstanding, respectively. As of December 31, 2016, Messrs. Klein, Anastasio, Clossey, and Dods had 1,016, 3,630, 2,154, and 4,285 shares of restricted stock outstanding, respectively. As of December 31, 2016, Messrs. Klein, Clossey, Cooper, Silberman, and Dods had 5,808, 3,630, 3,630, 3,630, and 3,630 restricted stock units outstanding, respectively.

Vote Required

The nine nominees for election as directors at the annual meeting who receive the greatest number of votes cast by the stockholders, a plurality, will be elected as our directors. As a result, broker non-votes and abstentions will not be counted in determining which nominees received the largest number of votes cast. You may vote “FOR” all nominees, “AGAINST” all nominees or withhold your vote for any one or more of the nominees.

Board Recommendation

Our Board of Directors recommends a vote “FOR” all nine nominees to the Board.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Deloitte & Touche has served as our independent registered public accounting firm since December 6, 2013. We are asking the stockholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Deloitte & Touche was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Par’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Deloitte & Touche. Representatives of Deloitte & Touche plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

Audit Fees

The following table sets forth the fees incurred by us in fiscal years 2015 and 2016 for services performed by Deloitte & Touche LLP:

	2015	2016
Audit Fees(1)	$2,026,758	$2,144,077
Audit Related Fees(2)	155,817	338,098
Tax Fees(3)	—	28,859
All Other Fees(4)	4,500	4,500
Total Fees	$2,187,075	$2,515,534

(1)
Audit fees are fees paid to Deloitte & Touche LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees are fees paid to Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit Fees.”

(3)
Tax fees are fees paid for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit of Par’s financial statements.

(4)	Other fees paid to Deloitte & Touche LLP for the fiscal years ended December 31, 2016 and 2015 relate to fees for a subscription to an accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm

Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of us while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During each of the periods ended in fiscal years 2016 and 2015, our Audit Committee approved 100% of the non-audit services provided to us by our independent registered public accounting firm.

Audit Committee Report

The Audit Committee assists our Board of Directors in overseeing (i) the integrity of Par’s financial statements, (ii) Par’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of Par’s internal auditors (or other personnel responsible for the internal audit function) and Par’s independent registered public accounting firm. In so doing, it is the responsibility of the committee to maintain free and open communication between the directors, the independent registered public accounting firm and the financial management of Par. The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Par. The independent registered public accounting firm reports directly to the committee.

Management is responsible for the preparation, presentation, and integrity of Par’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Par’s system of internal control over financial reporting. Par’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of Par’s internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and the engagement, independence and performance of Par’s independent auditor.

The committee has met with our independent auditor and discussed the overall scope and plans for their audit. The committee met with the independent auditor, with and without management present, to discuss the independent auditor’s opinion about the effectiveness of Par’s internal control over financial reporting. The committee also discussed with the independent auditor matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of Par’s consolidated financial statements and the matters required to be discussed by the statement on Auditing Standards No. 1301, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

Our independent auditor also provided to the committee the written disclosures and the letter required by applicable standards of the PCAOB regarding the independent auditor’s communications with the committee concerning independence, and the committee discussed with the independent auditor its independence. When considering Deloitte & Touche’s independence, the committee considered the non-audit services provided to Par by the independent auditor and concluded that such services are compatible with maintaining the auditor’s independence.

The committee has reviewed and discussed Par’s audited consolidated financial statements for the fiscal year ended December 31, 2016 with management and Deloitte & Touche. Based on the committee’s review of the audited consolidated financial statements and the meetings and discussions with management and the independent auditors, and subject to the limitations on the committee’s role and responsibilities referred to above and in the Audit Committee Charter, the committee recommended to our Board of Directors that Par’s audited consolidated financial statements be included in Par’s Annual Report on Form 10-K as filed with the SEC.

AUDIT COMMITTEE

Curtis V. Anastasio, Chairman
Timothy Clossey
L. Melvin Cooper

Vote Required

The approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect on the outcome of this proposal. However, because brokers generally have discretionary authority to vote on the ratification of our independent auditors, broker non-votes are generally not expected to result from the vote on this proposal. For the approval of the ratification of the appointment of Deloitte & Touche LLP, you may vote “FOR” or “AGAINST” or abstain from voting.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 29, 2017 of (i) each person who is known by us to own beneficially more than five percent of our outstanding shares of common stock, (ii) each named executive officer, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial holders	Amount and Nature of Beneficial Ownership(1)
	Number	Percentage
5% Stockholders:
Zell Credit Opportunities Master Fund, L.P. (2)	13,046,376	28.5%
Whitebox Advisors, LLC (3)	7,016,859	15.3%
Directors and Named Executive Officers:

Curtis V. Anastasio (4)	152,056	*
Timothy Clossey (5)	51,179	*
L. Melvin Cooper (6)	14,857	*
Walter A. Dods, Jr. (7)	81,440	*
Joseph Israel (8)	103,243	*
Melvyn N. Klein (9)	88,089	*
Christopher Micklas (10)	94,820	*
William Monteleone (11)	268,339	*
William C. Pate (12)	294,565	*
Robert S. Silberman (13)	147,936	*
James Matthew Vaughn (14)	82,117	*
All directors and executive officers as a group (10 persons)	1,283,821	2.8%
_________________________________________________________
*    Denotes less than 1% beneficially owned.

(1)	Based on 45,801,097 common shares outstanding as of March 29, 2017.

(2)
Information based upon the Form 4 jointly filed with the SEC on September 26, 2016 by Zell Credit Opportunities Master Fund, L.P., Chai Trust Company, LLC, and EGI Investors, L.L.C. The address for these persons is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. Chai Trust Company, LLC, an Illinois limited liability company, is the managing member of EGI, and may be deemed to indirectly beneficially own the 877,632 shares held directly by EGI Investors, L.L.C. EGI Investors, L.L.C. is the sole general partner of Zell Credit Opportunities Master Fund, L.P., and may be deemed to beneficially own the 12,168,744 shares held directly by Zell Credit Opportunities Master Fund, L.P. Chai Trust Company, LLC is controlled by a board of senior managing directors, namely, Thomas Heneghan, Robert M. Levin, Mark Sotir, Jon Wasserman, Kellie Zell, JoAnn Zell and Matthew Zell. This board makes the decisions regarding voting and disposition of the shares on behalf of Chai Trust Company, LLC.

(3)
Information based upon a Schedule 13D/A jointly filed with the SEC on December 5, 2016 and a Form 4 jointly filed with the SEC on March 3, 2017 by Whitebox Advisors LLC and Whitebox General Partner LLC. These securities are directly owned by Whitebox Asymmetric Partners, L.P., Whitebox Multi-Strategy Partners, L.P., Whitebox Credit Partners, L.P. (f/k/a Whitebox Credit Arbitrage Partners, L.P.), Whitebox Relative Value Partners, L.P. (f/k/a Whitebox Concentrated Convertible Arbitrage Partners, L.P.), Pandora Select Partners, L.P., Whitebox GT Fund, LP, Whitebox Institutional Partners, L.P. (together, the "Private Funds") and may be deemed to be beneficially owned by (a) Whitebox Advisors LLC by virtue of its role as the investment manager of the Private Funds and (b) Whitebox General Partner LLC by virtue of its role as the general partner of the Private Funds. Whitebox General Partner LLC is owned by Andrew

Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address for these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, Minnesota 55416.

(4)	Includes 117,123 shares issuable upon the exercise of vested options.

(5)
Includes 11,333 shares issuable upon the exercise of vested options, 431 restricted stock units that will be delivered on April 5, 2017, and an additional 1,051 restricted stock units Mr. Clossey has the right to acquire in the event he leaves Board service during the period ending sixty days after March 29, 2017.

(6)	Includes 1,482 restricted stock units Mr. Cooper has the right to acquire in the event he leaves Board service during the period ending sixty days after March 29, 2017.

(7)
Includes 22,635 shares issuable upon the exercise of vested options and 1,482 restricted stock units Mr. Dods has the right to acquire in the event he leaves Board service during the period ending sixty days after March 29, 2017.

(8)	Includes 63,997 shares issuable upon the exercise of vested options.

(9)
Includes 57,645 shares issuable upon the exercise of vested options and 2,371 restricted stock units Mr. Klein has the right to acquire in the event he leaves Board service during the period ending sixty days after March 29, 2017.

(10)	Includes 32,434 shares issuable upon the exercise of vested options. Mr. Micklas resigned as Chief Financial Officer of Par on March 21, 2017.

(11)	Includes 115,959 shares issuable upon the exercise of vested options.

(12)	Includes 186,454 shares issuable upon the exercise of vested options.

(13)
Includes 86,454 shares issuable upon the exercise of vested options and 1,482 restricted stock units Mr. Silberman has the right to acquire in the event he leaves Board service during the period ending sixty days after March 29, 2017.

(14)	Includes 24,585 shares issuable upon the exercise of vested options.

Executive Officers

Our executive officers serve at the pleasure of our Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of stockholders. All of our executive officers are listed in the following table, and certain information concerning those officers, except for Messrs. Pate, Israel and Monteleone, who are also members of the Board, follows the table:

Name	Age	Position
William C. Pate	53	President and Chief Executive Officer
Joseph Israel	45	Senior Vice President
William Monteleone	33	Senior Vice President and Chief Financial Officer
James Matthew Vaughn	44	Senior Vice President and General Counsel

James Matthew Vaughn has served as our Senior Vice President and General Counsel since July 2014. Prior to joining Par, Mr. Vaughn practiced law in the corporate practice group and bankruptcy section of Porter Hedges LLP for 14 years, where he was a partner for seven years and his practice focused on corporate reorganizations and restructurings, commodities marketing, transportation, hedging and derivatives, distressed corporate acquisitions, financings and refinancings and creditors’ rights. His practice also included general civil litigation in both federal and state courts. Mr. Vaughn has been listed as one of America’s leading lawyers by Chambers USA and The Best Lawyers in America.  He is a fellow of the Litigation Counsel of America, and has also been recognized as one of the leading lawyers in Texas by Texas Super Lawyers and H Texas Magazine. Mr.

Vaughn holds a bachelor’s degree from Texas A&M University and a juris doctorate from the University of Miami School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation program, as well as to discuss the compensation earned by our named executive officers (“Named Executive Officers”) for 2016. Our Compensation Committee (the “Committee”) oversees our executive compensation program. The Committee reviews and establishes the compensation for our executive officers and is responsible for administering and awarding grants of equity awards under our existing stock incentive plans.

Our 2016 executive compensation program was designed to align the interests of our executives with those of our stockholders through long-term stock-based awards and cash payouts linked to Company and individual performance.

2016 Key Business Highlights and Compensation Actions
Compensation for 2016 was primarily driven by business conditions and safety performance, as well as the successful completion of our acquisition and integration of Hermes Consolidated, LLC (d/b/a Wyoming Refining Company) (“Wyoming Refining Company”) during 2016, tempered by lower overall profitability relative to 2015 results, particularly with respect to Adjusted EBITDA. We expect that the core elements of our executive compensation program in the future will continue to incentivize the profitable operation of our refining, retail and logistics business segments, support our ongoing acquisition strategy and encourage the creation of stockholder value. The Committee is also committed to continued enhancements in response to executive compensation trends and regulatory developments. For a reconciliation of Adjusted EBITDA to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations--Non-GAAP Performance Measures--Adjusted Net Income (Loss) and Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2016.
Named Executive Officers
For 2016, our Named Executive Officers were:

•	William C. Pate, President and Chief Executive Officer;

•	Christopher Micklas, Chief Financial Officer*;

•	Joseph Israel, Senior Vice President;

•	William Monteleone, Senior Vice President and Chief Financial Officer (former Senior Vice President, Mergers and Acquisitions); and

•	James Matthew Vaughn, Senior Vice President, General Counsel and Secretary.

* Chris Micklas resigned as Chief Financial Officer of Par on March 21, 2017.

Our Philosophy on Executive Compensation
Our compensation philosophy is to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management's and stockholders' interests. To this end, our compensation for 2016 reflected the difficult market conditions Par experienced during the first three quarters of the year.

Our compensation programs are generally structured to provide a balanced portfolio of both cash and equity compensation elements. Going forward, we expect that our overall compensation will involve multiple elements to deliver a total package, including cash and equity compensation components and incentives, to increase stockholder value. In addition, the Committee has and will retain discretion to make adjustments necessary to balance the overall performance of the Company and the individual performance of our executive officers such that we maintain a “pay-for-performance” philosophy.
Due to the relatively short tenure of our named executive officers, we do not currently consider the size of previous equity-based grants and current equity holdings in current compensation decisions. The Committee does expect over time to begin to review tally sheets showing cumulative wealth associated with prior awards as it considers future grants when making long-term incentive award decisions and overall compensation decisions. The Committee generally applies its compensation philosophy and policies consistently in determining the compensation of each of our senior executive officers, while being mindful of individual differences such as experience, level of responsibility, potential contributions to future growth opportunities and individual performance, as well as the practical implications of arms-length negotiations at the time each executive officer is hired or promoted. Greater relative percentages of potential compensation are at risk for the most senior executive officers to reflect their respective areas and levels of responsibility for the Company’s performance.
Consideration of Say-on-Pay Results
At the Company’s annual meeting of stockholders held in June 2015, approximately 99.9% of the votes cast on the advisory vote to approve the compensation of our Named Executive Officers were voted in favor of the proposal. The Committee believes that this affirms our stockholders' support for the Company's approach to executive compensation and, therefore, we have not implemented any changes to our executive compensation program as a direct result of the advisory vote. The next advisory vote on say on pay is expected to occur in 2018.
Our Process for Executive Compensation
The Committee oversees our executive compensation program. Each Committee member is an independent non-employee director and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”).  The Committee develops and recommends to the Board the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each of our other executive officers.  Our Chief Executive Officer does not participate in determining his compensation. Although objective criteria may be used, the Committee retains final discretion in determining the compensation of our executive officers.  In general, the Committee makes its final award determinations based on Company performance in the first quarter following the end of each fiscal year.
In implementing and administering the Company's compensation philosophy, the Committee:

•	Reviews market data to assess the competitiveness of the Company’s compensation policies;

•	Evaluates the Company’s compensation policies compared to its peers and in the context of broader industry surveys;

•	Reviews the Company’s performance against the Company’s plans and budgets and considers the degree of attainment of performance goals and objectives; and

•	Reviews the individual performance of each executive officer.

The Committee makes significant decisions over multiple meetings, discussing conceptual matters, reviewing preliminary recommendations, reviewing final recommendations and reviewing advice of independent executive compensation and legal advisors before acting.  The Committee also holds special meetings as necessary in order to perform its duties.

Role of the Chief Executive Officer
As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Committee works with and receives advice and recommendations from our Chief Executive Officer (other than with respect to his own compensation).  The Committee's charter provides that our Chief Executive Officer may attend meetings at which the compensation of other Named Executive Officers is under consideration. In this capacity, the Chief Executive Officer may take the following actions:

•	Work with the Committee regarding the approval of all general compensation plans and policies, including pension, savings, incentive and equity-based plans;

•	Review and determine the respective corporate and individual goals and objectives for the other Named Executive Officers relevant to their compensation;

•	Provide the Committee with an evaluation of the performance of the other Named Executive Officers in light of their respective corporate and individual goals and objectives; and

•	Recommend to the Committee the compensation levels of the other Named Executive Officers.

The Committee considers the recommendations of our Chief Executive Officer, together with the review by its independent compensation consultant, in making independent determinations regarding executive compensation.
Our Chief Executive Officer frequently attends Committee meetings, other than those portions that are held in executive session, but he is not present during voting or deliberations on matters involving his compensation in accordance with the Committee's charter.
Role of Compensation Committee Consultants
The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian advised the Committee in connection with (i) the review of our peer group, (ii) the review of our long-term equity incentive plan, and (iii) the review and assessment of pay-for-performance, stockholder alignment and executive retention goals of the Committee in approving 2016 compensation. In addition, as in prior years, Meridian is providing advice on designing and implementing the Company's executive compensation program for 2017, including with respect to compensation philosophy, objectives, annual and long-term plan designs and market pay levels.  In compliance with SEC rules, the Committee has assessed the independence of Meridian and concluded that no conflict of interest exists that would prevent Meridian from independently representing the Committee. Meridian does not currently provide any services to the Company other than the services provided directly to the Committee. Billing by Meridian is provided directly to, and approved for payment by, the Committee.
Benchmarking Executive Compensation
Our philosophy emphasizes “pay for performance” with achievement of competitive objectives driving executive officer pay, while being mindful of individual differences such as tenure and performance, as well as the practical implications of pay being the product of an arms-length negotiation at the time an executive officer is hired or promoted.  At the Committee’s request, Meridian previously conducted a competitive review of our executive compensation program and was tasked by the Committee with developing a relevant peer group of companies for compensation purposes. Due to our holding company structure and strategy, with the objective to acquire other businesses to take advantage of the benefits offered by our significant net operating loss carry forwards, development of a relevant peer group of similarly-situated publicly-traded companies was challenging, due to the following:

•	our financial characteristics, including significant tax attributes, were difficult to match in a competitive marketplace; and

•	the significant year over year changes in the business resulting from the acquisition of Wyoming Refining Company in July 2016.
The Committee, in conjunction with Meridian, developed a peer group of the following 16 publicly-held companies in the following industries: (i) oil and gas refining and marketing, (ii) chemical commodities and specialty chemicals, and (iii) food retail. These companies have median annual revenues of approximately $3 billion and median market capitalization of approximately $1 billion.

Alon USA Energy, Inc.	FutureFuel Corp.	REX American Resources Corporation
Calumet Specialty Products Partners, LP	Green Plains, Inc.	SEACOR Holdings, Inc.
Casey’s General Stores, Inc.	Macquarie Infrastructure Corporation	Stepan Company
CVR Energy, Inc.	Methanex Corporation	Westlake Chemical Corporation
Darling Ingredients, Inc.	Pacific Ethanol, Inc.
Delek U.S. Holdings, Inc.	Renewable Energy Group, Inc.
The peer group above was used to benchmark 2015 and 2016 total compensation levels of our senior executive officers and provide a framework for 2017 total compensation decisions and structures.
Our incentive plans provide the Committee with the flexibility to reward outstanding performance significantly above the targeted range described below. Conversely, when performance is below expectations, our plans provide the Committee the flexibility to reduce compensation below the targeted range, and to allow the Committee the discretion to reduce or eliminate certain compensation elements.
Overview of Compensation Elements
The list below summarizes the general elements and characteristics of our executive compensation programs.  Detailed narratives of these compensation elements are provided below under "2016 Compensation Structure."

•	Base salary: Base salary is determined by our philosophy, the position (e.g., skills, duties, responsibilities, etc.), market pay levels and trends, individual performance and prior salary;

•
Annual incentive awards: Variable compensation payable in cash (or at the discretion of the Committee, shares of restricted stock and/or stock options) following the fiscal year the pay is earned based upon the Committee’s determination in their discretion of performance; and

•
Long-term incentive awards: Variable compensation payable in time-vested and/or performance based shares of restricted stock and/or stock options. The Committee began granting performance restricted stock units (“RSUs”) with a three year vesting period based on a cumulative three-year target Adjusted EBITDA target in 2017.

Determination of 2016 Compensation
In determining the compensation of our Named Executive Officers in 2016, the Committee considered our operating and financial performance as a whole, individual performance, market data, and management’s success in the following accomplishments:

•	Excellent business execution despite challenging market conditions during most of the year, with improved market conditions during the fourth quarter;

•	Solid safety performance in all business units; and

•	Successful completion of our acquisition of Wyoming Refining Company during the summer of 2016, as well as the successful integration of such business during 2016.
2016 Compensation Structure
Base Salary
Base salary provides a secure fixed level of compensation in an amount that recognizes the role and responsibilities of the executive officer, as well as experience, performance and contributions. The Committee typically reviews the salaries of our Named Executive Officers annually (late in the fourth quarter or early the following year). The amount of any increase is based primarily on the named executive officer's performance, the level of his or her responsibilities and the external competitiveness of his or her base salary and overall total compensation. In addition, the Committee may review the salaries of our Named Executive Officers in connection with a promotion or other change in responsibility. The Committee's review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary decisions. Mr. Pate’s base salary was increased by 3% during 2016. The other Named Executive Officers received merit increases to their annual base salary of between 3% and 11% during 2016.
2016 Annual Incentive Plan
The annual incentive plan had the following objectives:

•	To incentivize our executive officers to achieve key financial, operational, and individual performance goals;

•	To create and sustain employee ownership in and financial rewards tied to the success of Par;

•	To create alignment with critical success factors and core values of safety and environmental accountability; and

•	To recognize the importance of operational reliability in the financial success of Par.

2016 Annual Incentive Target Opportunity

Named Executive Officer	Annual Incentive Target Opportunity (% of Base Salary)
William C. Pate	100.0%
Christopher Micklas	50.0%
Joseph Israel	75.0%
William Monteleone	50.0%
James Matthew Vaughn	50.0%

Based on achieved individual performance, a Named Executive Officer may earn between 0% and 130% of his annual incentive target.

2016 Annual Performance Measures and Achieved Performance

The Compensation Committee approved the following performance measures for the 2016 annual incentive plan.

•	Safety performance;

•	Environmental performance;

•	Group performance, including refining, retail/logistics and corporate groups based upon the roles and responsibilities of employees, and with all Named Executive Officers within the corporate group;

•	Adjusted EBITDA; and

•	Individual performance.
Safety and environmental performance measures were incorporated into the group performance measure, which was multiplied by the Adjusted EBITDA performance measure to calculate the Annual Incentive Plan Group Metric percentage.

Performance Measure	Description
Adjusted EBITDA Component
The Adjusted EBITDA component measures Par’s Adjusted Net Income (Loss) (defined as net income (loss) excluding changes in value of contingent consideration and common stock warrants, acquisition and integration expenses, lower of cost or net realizable value adjustments, inventory valuation adjustment which adjusts for timing differences to reflect the economics of our inventory financing agreements, unrealized (gains) losses on derivatives, and release of tax valuation allowance), excluding net interest expense and finance costs, income tax expense, depreciation, depletion and amortization, and equity (earnings) losses from Laramie Energy, LLC, as discussed in the Company’s financial statements.

Corporate Group Performance Component
Corporate group performance component was measured based on (i) refining group performance in Hawaii and Wyoming (weighted 40%), (ii) retail and logistics group performance (weighted 40%), and (iii) key corporate activities, including mergers and acquisitions, growth execution, systems development, and capital and support activities (weighted 20%).

Individual Performance Component
Individual performance component measures each Named Executive Officer’s personal contributions towards satisfaction of our strategic objectives. These strategic objectives were set based upon each Named Executive Officer’s specific job and responsibilities. Individual performance is determined on a 1 to 5 level basis, with 100% target bonus at level 3 and bonus targets ranging from a floor of 0% at level 1 and up to a maximum of 130% at level 5.

•	Adjusted EBITDA Performance component – 50.0%

•	Corporate Group Performance component – 78.0%

•	Individual Performance component – 73.0% to 121.0%.
The amount of each named executive officer’s bonus was then determined by the following formula:
Annual Incentive Plan Cash Bonus = Annual Base Salary x Target Percentage x Group Metric x Individual Metric

Individual targets, individual and group performance and non-equity incentive awards relating to 2016 performance for Named Executive Officers were as follows:

Name	Base Salary ($)	Annual Incentive Plan Group Metric (%)	Individual Metric (%)	Annual Incentive Plan Target (% of base salary)	2016 Non-Equity Incentive Award ($)
William C. Pate	$460,000	39.0%	75.0%	100.0%	$135,000
Christopher Micklas	$350,000	39.0%	73.0%	50.0%	$50,000
Joseph Israel	$460,000	39.0%	100.0%	75.0%	$135,000
William Monteleone	$360,000	39.0%	107.0%	50.0%	$75,000
James Matthew Vaughn	$340,000	39.0%	121.0%	50.0%	$80,000

In February 2017, the Committee confirmed the cash incentive awards in accordance with the bonus formula above as part of the annual compensation process. These cash awards were paid in the first quarter of 2017. The Committee retains the discretion to adjust the results for any given year and to increase or decrease the size of any performance-based award or payout. The Committee did not make any such adjustments in 2016.
Long-Term Incentive Plan
During 2016, the Committee granted two types of long-term incentive awards to our Named Executive Officers: restricted stock and stock options. The Committee determined the size of each equity grant to our Named Executive Officers based on our operating and financial performance as a whole, individual performance, and market data.
Restricted Stock
The Committee believes that the grant of time-vested restricted stock encourages retention of our Named Executive Officers and aligns the interests of our Named Executive Officers with the interests of our stockholders in creating incentives for long-term value creation. Awards of restricted stock typically vest ratably over a four-year period. The Committee approved the following grants of restricted stock to our Named Executive Officers during 2016:

Named Executive Officer	Restricted Stock Award ($)	Shares of Common Stock (#)
William C. Pate	$—	—
Christopher Micklas	$250,000	10,874
Joseph Israel	$—	—
William Monteleone	$290,000	12,614
James Matthew Vaughn	$240,000	10,439
Stock Options
The Committee believes that the grant of stock options awards effectively aligns the interests of our Named Executive Officers with the interests of our stockholders as such awards incent our Named Executive Officers to enhance share price over the long-term. In 2016, the Committee approved the following grants of nonqualified stock options to our Named Executive Officers:

Named Executive Officer	Stock Option Award ($)	Shares of Common Stock (#)
William C. Pate	$—	—
Christopher Micklas	$125,000	16,311
Joseph Israel	$—	—
William Monteleone	$145,000	18,921
James Matthew Vaughn	$125,000	16,311

The stock option awards allow our Named Executive Officers to purchase our common stock at an exercise price of $22.99, our share price on the date of grant, over an eight year period. These awards vest ratably over a period of four years based on continued employment.
CEO Compensation

The Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the relatively greatest percentage of compensation be at risk and tied to our overall performance in order to best align his interests with those of our stockholders. Due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, the Chief Executive Officer’s compensation is structured to be materially higher than the other named executive officers.
Retirement Benefits
The Company maintains a 401(k) plan under which all full-time employees, including the named executive officers, are eligible to participate. Employee contributions are limited to the maximum amount allowed by the Tax Code. The Company matches 100% of each employee contribution to the 401(k) plan, up to a maximum match of 6% of each employee’s annual base compensation.
Perquisites
The Company does not currently offer perquisites to its Named Executive Officers that are not available to all employees.
Determining Benefit Levels
The Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including Named Executive Officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to Company, business area or individual performance and due to the relatively short history of our Named Executive Officers with us, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.

Stock Purchase Plan

In June 2014, the Board, upon the recommendation of the Committee, adopted the Stock Purchase Plan (the "SPP").

The SPP expired pursuant to its terms on December 31, 2015. Participation in the SPP was limited to our executive officers and directors who qualified as accredited investors under Rule 501(a) of the Securities Act of 1933, as amended. The SPP provided each potential participant the ability to, subject to compliance with securities laws and other regulations and only during “window periods” as described in our insider trading policy as in effect from time to time, purchase, in a single transaction, up to $1.0 million of shares (the “SPP Shares”) of our common stock, at a per SPP Share purchase price equal to the closing price of the common stock (as quoted on its principal trading market on the date of purchase). The sale or transfer of the SPP Shares by such participant is limited for the earlier of (i) two years from the date of purchase or (ii) the termination of the participant’s service with us or our affiliates for any reason. Additionally, the SPP provides that each purchasing participant was granted a number of shares of restricted common stock under the 2012 Long-Term Incentive Plan equal to 20% of the SPP Shares purchased with 50% of the restricted common stock vesting on each of the two annual anniversaries of the date of grant. Each purchasing participant was also be granted a non-statutory stock option with a 5-year term to purchase a number of shares of common stock under the 2012 Long-Term Incentive Plan (with an exercise price equal to the Fair Market Value (as defined in the 2012 Long-Term Incentive Plan) on the date of grant) equal to certain specified percentages of the SPP Shares purchased based on a Black Scholes model (35% volatility) with 50% of the option vesting on each of the first two annual anniversaries of the date of grant. Such percentages are as follows: 50% for a non-employee chairman of the Board, 35% for non-employee members of the Board and 50-70% for executive officers.

Non-Qualified Deferred Compensation Plan

On February 28, 2017, the Board upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The effective date of the Deferred Compensation Plan is March 7, 2017. The primary rationale for adopting the Deferred Compensation Plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis.

The Deferred Compensation Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Tax Code. The Deferred Compensation Plan provides a select group of senior management employees (including our Named Executive Officers) and directors who are not employees of the Company with the opportunity to defer the receipt of certain cash compensation. The obligations of Par under the Deferred Compensation Plan will be general unsecured obligations of Par to pay deferred compensation in the future to eligible participants in accordance with the terms of the Deferred Compensation Plan from the general assets of Par. Each participant may elect to defer under the Deferred Compensation Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s bookkeeping account maintained under the Deferred Compensation Plan. With certain exceptions, deferred compensation obligations will be paid upon: (1) a fixed payment date, as elected by a participant; (2) a participant’s separation from service with Par; (3) the date of the participant’s death; or (4) the date on which a change in control occurs, as defined by the Deferred Compensation Plan. Payments under the Deferred Compensation Plan shall be made in the form of a cash lump sum.

Severance Plan for Senior Officers

On February 28, 2017, the Board upon the recommendation of the Committee, approved the adoption of the Par Pacific Holdings, Inc. Severance Plan for Senior Officers (the “Severance Plan”). The effective date of the Severance Plan is March 7, 2017. The Severance Plan is designed to allow participating executives (including our Named Executive Officers) to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation, particularly during periods when substantial disruptions and distractions might otherwise prevail.

The Severance Plan generally provides certain severance benefits if a participating executive is discharged without cause or the executive submits a resignation for a good reason, as defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of liability against Par, the Severance Plan provides the following payments and benefits to the executive officer:

•	Payment of one (1) year’s base annual compensation at the time of the executive’s discharge for a Qualifying Termination; and

•	Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Termination.

In addition, in the event of a Qualifying Termination during the 24-month period following a change in control, as defined in the Severance Plan, and subject to the applicable participant’s execution of a general release of liability against Par, the Severance Plan provides the following payments and benefits to such executive officers instead of the payments set forth above:

•
Payment of twenty-four (24) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of the Chief Executive Officer of Par, or eighteen (18) months of base annual compensation in effect at the time of such executive’s discharge for a Qualifying Termination in the case of any other executive;

•	Payment of the average annual bonus paid to the executive over the three years prior to the executive’s discharge for a Qualifying Event; and

•	Accelerated vesting of the executive’s outstanding unvested equity awards.

Potential payments to our Named Executive Officers that relate to severance pay and termination benefits (including upon a change in control) are described below in further detail below in the section entitled “Named Executive Officer Compensation – Potential Payments upon Termination or Change in Control.”

Compensation Policies
Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, the Company’s insider trading policy prohibits our officers, directors and all other employees from engaging in transactions in which they may profit from short-term speculative swings in the value of the Company's securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “put” and “call” options, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions are intended to prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock. In addition, this policy is intended to ensure compliance with all insider trading rules relating to the Company's securities.
Return and/or Forfeiture of Performance-Based Payments or Awards
As required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, our Board of Directors will, to the extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus or incentive compensation paid to an employee, cause the cancellation of long-term incentive awards, and seek reimbursement of any gains realized on the exercise of long-term incentive awards attributable to such awards, if and to the extent that: (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement; (b) our Board of Directors or an appropriate committee determines that the employee engaged in any fraud or misconduct which caused or contributed to the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the employee had the financial results been properly reported would have been lower than the amount actually awarded.
Timing of Equity Awards
Generally, the Committee makes incentive pay decisions at regularly scheduled Committee and Board of Director meetings.  The Committee may also make compensation determinations at other times during the year for newly-hired executives or in connection with the promotion of existing employees.  The Committee does not time any form of compensation award, including equity-based awards, to coincide with the release of material non-public information.
Income Tax Consequences
Section 162(m) of the Tax Code generally disallows a tax deduction for annual compensation in excess of $1 million paid to certain executive officers; however, compensation above $1 million is deductible if such compensation is “performance-based” and meets other criteria as specified under Section 162(m) of the Tax Code. The Committee agrees with the premise of pay-for-performance and intends for its annual cash bonus awards in excess of $1 million to be deductible under Section 162(m) of the Tax Code. The Committee also believes that it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Therefore, the Committee reserves the right to approve compensation amounts awarded or paid under any of our compensation programs that is not deductible under the Tax Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with the Company's management and based on such review and discussions and such other matters deemed relevant and appropriate by the Committee, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Robert S. Silberman (Chair)
Timothy Clossey
Walter A. Dods, Jr.

Narrative Disclosure of Compensation Policies and Practices as Related to Risk Management

In accordance with the requirements of Regulation S-K, Item 402(s), to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. We have determined that the compensation policies and practices established with respect to our employees are not reasonably likely to have a material adverse effect on us and, therefore, no such disclosure is necessary.

 Named Executive Officer Compensation

Summary Compensation Table. The following table sets forth information regarding compensation earned during the last three fiscal years by our Chief Executive Officer, our former Chief Financial Officer, and our other three must highly compensated executive officers (the “Named Executive Officers”) for the fiscal years ended December 31, 2016, 2015, and 2014.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED DECEMBER 31, 2016, 2015 and 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Nonequity incentive plan compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
William C. Pate - President and Chief Executive Officer	2016	$460,000	$—	$—	$2,867,027 (5)	$135,000	$5,782	$3,467,809
	2015	$100,568	$—	$—	$—	$98,630	$8,699	$207,897
Joseph Israel - Senior Vice President	2016	$460,000	$—	$—	$—	$135,000	$145,000	$740,000
	2015	$446,589	$—	$509,984	$659,990	$405,000	$904,947	$2,926,510
William Monteleone – Senior Vice President and Chief Financial Officer and Former Senior Vice President of Mergers & Acquisitions	2016	$360,000	$—	$197,409	$80,982	$75,000	$1,200	$714,519
	2015	$350,000	$—	$153,736	$149,998	$210,000	$13,375	$877,109
	2014	$220,833	$168,750	$150,006	$525,000	$—	$37,328	$1,101,917
Christopher Micklas – Former Chief Financial Officer (4)	2016	$350,000	$—	$170,178	$69,811	$50,000	$17,100	$657,089
	2015	$338,250	$—	$245,998	$131,996	$220,000	$13,375	$949,619
	2014	$330,000	$178,200	$163,535	$105,000	$—	$791	$777,526
James Matthew Vaughn – Senior Vice President, General Counsel and Secretary	2016	$340,000	$—	$163,370	$69,811	$80,000	$15,345	$668,526
	2015	$303,225	$—	$436,692	$119,988	$185,000	$13,375	$1,058,280
	2014	$129,125	$162,000	$331,305	$70,000	$—	$52	$692,482
_________________________________________________________

(1)
The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 15 – Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2016 included in our 2016 Annual Report on Form 10-K filed with the SEC on March 7, 2017.

(2)	Represents amounts awarded under our Annual Incentive Plan and paid to the Named Executive Officers in the first quarter of 2017 and 2016 based on 2016 and 2015 performance, respectively.

(3)
Amounts paid in 2016 to each Named Executive Officer represent $1,200 paid to each Named Executive Officer for mobile device reimbursement and, except with respect to Mr. Monteleone, matching contributions made by the Company under its 401(k) plan. Mr. Micklas received $15,900, Mr. Vaughn received $14,145, and Mr. Israel received $13,250 in 401(k) matching contributions, respectively. Additionally, Mr. Israel received $130,550 in moving expense reimbursement and related income tax gross-up in 2016.

(4)	Mr. Micklas resigned as Chief Financial Officer of Par on March 21, 2017.

(5)
Represents stock options granted to Mr. Pate in October 2015 for which shareholder approval was received in June 2016 and established the aggregate grant date fair value of the stock options under ASC 718.

Grants of Plan-Based Awards in 2016 Table. The following table sets forth certain information with respect to each grant of an award made to the Named Executive Officers in 2016 under the 2012 Long-Term Incentive Plan:

	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock	All Other Option Awards Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
William C. Pate	n/a	$—	$460,000	$598,000	$—	$—	$—	—	—	$—	$—
	11/14/2015	$—	$—	$—	$—	$—	$—	—	750,000	$21.44	$2,867,027
Joseph Israel	n/a	$—	$345,000	$448,500	$—	$—	$—	—	—	$—	$—
William Monteleone	n/a	$—	$180,000	$234,000	$—	$—	$—	—	—	$—	$—
	2/16/2016	$—	$—	$—	$—	$—	$—	—	18,921	$22.99	$80,982
	2/16/2016	$—	$—	$—	$—	$—	$—	12,614	—	$22.99	$197,409
Christopher Micklas (3)	n/a	$—	$175,000	$227,500	$—	$—	$—	—	—	$—	$—
	2/16/2016	$—	$—	$—	$—	$—	$—	—	16,311	$22.99	$69,811
	2/16/2016	$—	$—	$—	$—	$—	$—	10,874	—	$22.99	$170,178
James Matthew Vaughn	n/a	$—	$170,000	$221,000	$—	$—	$—	—	—	$—	$—
	2/16/2016	$—	$—	$—	$—	$—	$—	—	16,311	$22.99	$69,811
	2/16/2016	$—	$—	$—	$—	$—	$—	10,439	—	$22.99	$163,370
_________________________________________________________

(1)	Amounts represent possible payouts under our Annual Incentive Plan.

(2)
The amounts shown represent the aggregate grant date fair value for stock and option awards granted to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 15 – Stockholders’ Equity” to our audited financial statements for the fiscal year ended December 31, 2016 included in our 2016 Annual Report on Form 10-K filed with the SEC on March 7, 2017. Each of the awards granted to our Named Executive Officers on February 16, 2016, as well as the award granted to Mr. Pate on October 14, 2015, were subject to shareholder approval that was obtained in June 2016 and established the aggregate grant date fair value of the awards under ASC 718.

(3)	Mr. Micklas resigned as Chief Financial Officer of Par on March 21, 2017.

Narrative Disclosure to Summary Compensation Table. See “– Employment Agreements” for the material terms of our employment agreements and arrangements with our Named Executive Officers. See “Compensation Discussion and Analysis” for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table and the Grant of Plan-Based Awards Table for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End Table. The following table sets forth certain information with respect to option and stock awards held by each Named Executive Officer as of December 31, 2016. The table does not include information regarding any equity-based awards related to 2016 performance that were granted to the Named Executive Officers in 2017.

Outstanding Equity Awards at Fiscal Year-End December 31, 2016

	Option Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#)	Market value of shares of stock or units that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares that have not vested ($)
William C. Pate	10/12/2015	(6)	150,000	600,000	—	$21.44	10/11/2024	—	$—	—	$—
	11/14/2014	(4)	36,454	—	—	$15.24	11/14/2019	—	$—	—	$—
Joseph Israel	3/13/2015	(4)	15,695	15,694	—	$20.07	3/12/2020	1,494	$21,723	—	$—
	1/5/2015	(2)	16,304	48,913	—	$16.17	1/4/2023	20,872	$303,479	—	$—
William Monteleone	2/16/2016	(2)	—	18,921	—	$22.99	2/15/2024	12,614	$183,408	—	$—
	3/13/2015	(2)	4,345	13,036	—	$20.07	3/13/2023	5,745	$83,532	—	$—
	11/20/2014	(4)	102,539	—	—	$15.12	11/19/2019	—	$—	—	$—
	12/31/2013	(3)	—	—	—	$—	—	4,712	$68,512	—	$—
	9/25/2013	(3)	—	—	—	$—	—	5,649	$82,136	—	$—
Christopher Micklas (5)
	2/16/2016	(2)	—	16,311	—	$22.99	2/15/2024	10,874	$158,108	—	$—
	3/13/2015	(2)	3,824	11,471	—	$20.07	3/12/2023	9,193	$133,666	—	$—
	12/9/2014	(3)	—	—	—	$—	—	5,979	$86,935	—	$—
	11/26/2014	(4)	20,710	—	—	$15.07	11/25/2019	—	$—	—	$—
	12/9/2013	(3)	—	—	—	$—	—	5,375	$78,152	—	$—
James Matthew Vaughn
	2/16/2016	(2)	—	16,311	—	$22.99	2/15/2024	10,439	$151,783	—	$—
	7/3/2015	(3)	—	—	—	$—	—	5,621	$81,729	—	$—
	3/18/2015	(2)	1,922	5,766	—	$20.91	3/17/2023	6,282	$91,340	—	$—
	3/13/2015	(2)	1,496	4,488	—	$20.07	3/12/2023	4,946	$71,915	—	$—
	11/24/2014	(4)	13,672	—	—	$15.08	11/23/2019	—	$—	—	$—
	11/5/2014	(3)	—	—	—	$—	—	9,251	$134,510	—	$—
_________________________________________________________

(1)	Market value based on closing price of $14.54 on December 30, 2016, the last trading day of 2016.

(2)	Award has a four-year ratable vesting schedule with one-fourth of each award vesting each year on the anniversary of the grant.

(3)	Award has a five-year ratable vesting schedule with one-fifth of each award vesting each year on the anniversary of the grant.

(4)	Award has a two-year ratable vesting schedule with one-half of each award vesting each year on the anniversary of the grant.

(5)	Mr. Micklas resigned as Chief Financial Officer of Par on March 21, 2017.

(6)
Award vests in five equal annual installments (each such installment, a "Tranche") beginning on October 12, 2016. The option terminates with respect to each Tranche immediately prior to the fifth anniversary of the vesting of such Tranche.

Option Exercises and Stock Vested Table. The following table sets forth certain information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
William C. Pate	—	$—	6,485	$106,124
Joseph Israel	—	$—	8,452	$194,835
William Monteleone	—	$—	12,055	$180,086
Christopher Micklas	—	$—	8,739	$142,542
James Matthew Vaughn	—	$—	8,893	$147,067
_________________________________________________________

(1)	Value Realized on vesting is determined based upon the Company's common stock price as of the close of business on the applicable vesting date.

Employment Agreements. We have an employment agreement with William Pate and with Joseph Israel. We have “at will” employment arrangements with the other Named Executive Officers. The material terms and conditions of each of the employment agreements and the employment arrangements are summarized below.

William C. Pate, Chief Executive Officer
On October 12, 2015, the Company entered into an employment offer letter with Mr. Pate, pursuant to which he was hired as our President and Chief Executive Officer effective October 20, 2015. Under the terms of the letter, Mr. Pate was entitled to receive an annual base salary of $450,000 paid in accordance with Company payroll practices, which was increased to $580,000 effective March 15, 2017. Mr. Pate is eligible to participate in any benefit plans that may be offered from time to time by the Company to its employees generally and in the Company’s 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Joseph Israel, Senior Vice President and Former Chief Executive Officer

The Company entered into an employment offer letter with Mr. Israel effective January 5, 2015. Under the terms of the letter, Mr. Israel was entitled to receive an annual base salary of $450,000 paid in accordance with the Company's payroll practices, which was increased to $475,000 effective March 15, 2017. Mr. Israel is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

William Monteleone, Senior Vice President and Chief Financial Officer and former Senior Vice President of Mergers and Acquisitions

On September 25, 2013, we entered into an “at will” employment arrangement with William Monteleone. Under the terms of the letter, Mr. Monteleone was entitled to receive an annual base salary of $350,000 paid in accordance with the Company's payroll practices, which was increased to $375,000 effective March 15, 2017. Mr. Monteleone is also eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

James Matthew Vaughn, Senior Vice President and General Counsel

On July 28, 2014, we entered into an “at will” employment arrangement with James Matthew Vaughn. Under the terms of the letter, Mr. Vaughn was entitled to receive an annual base salary of $300,000 paid in accordance with the Company's payroll practices, which was increased to $355,000 effective March 15, 2017. Mr. Vaughn is eligible to participate in any benefit plans that may be offered from time to time by us to our employees generally and in our 401(k) plan, in each case subject to his satisfaction of the applicable eligibility provisions.

Potential Payments upon Termination or Change in Control

 The following tables further describe the benefits and potential payments upon termination or a change in control for our Named Executive Officers as of December 31, 2016. Certain shares of restricted stock and options granted to our Named Executive Officers under the 2012 Long-Term Incentive Plan will automatically vest in their entirety upon certain events such as a change of control or a termination of their employment due to death, disability or without cause. There are no other potential payments upon termination or change in control for the Named Executive Officers as of December 31, 2016 because the Severance Plan was not in effect as of such date.

Name (1) (2)	Termination For Good Reason ($)	For Cause Termination ($)	Involuntary Not for Cause Termination ($)	Death or Disability ($)	Retirement ($)	After a Change in Control ($)
William C. Pate - President and Chief Executive Officer
Salary continuation for one year	$460,000	$—	$460,000	$460,000	$—	$460,000
Average 3-year bonus	$292,500	$—	$292,500	$292,500	$—	$292,500
Restricted Stock (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
Joseph Israel – Senior Vice President
Salary continuation for one year	$460,000	$—	$460,000	$460,000	$—	$460,000
Average 3-year bonus	$270,000	$—	$270,000	$270,000	$—	$270,000
Restricted Stock (Unvested and Accelerated)	$325,202	$—	$325,202	$325,202	$—	$325,202
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
William Monteleone – Senior Vice President and Chief Financial Officer and Former Senior Vice President of Mergers & Acquisitions
Restricted Stock (Unvested and Accelerated)	$—	$—	$417,588	$417,588	$—	$417,588
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
James Matthew Vaughn – Senior Vice President, General Counsel and Secretary
Restricted Stock (Unvested and Accelerated)	$—	$—	$531,277	$531,277	$—	$531,277
Stock Options (Unvested and Accelerated)	$—	$—	$—	$—	$—	$—
_________________________________________________________

(1)
For purposes of this analysis, Par assumed the effective date of termination is the last business day of 2016 and that the price per share of our common stock on the date of termination is $14.54, the closing price on December 30, 2016, the last trading day of 2016. For purposes of valuing the stock options, we assumed the stock options were exercised on December 31, 2016. Because the trading price of our common stock on December 31, 2016 was below the exercise price of all of the options issued by the Company to the Named Executive Officers as of that date, the stock options had no value as of such date.

(2)
Pursuant to the terms of the 2012 Long-Term Incentive Plan and incentive agreements thereunder with respect to restricted stock during periods prior to January 1, 2016, under “Involuntary Not for Cause Termination,” “Death or Disability” or “After a Change in Control,” all restrictions and conditions on shares of restricted stock and unvested stock options will be deemed satisfied and will be fully vested on the date of termination of employment or the date immediately preceding a “change in control.” Beginning in 2016, we no longer grant equity awards without a “double trigger” vesting upon a change in control, meaning that payment of the benefit is not awarded unless the executive's employment is terminated by the Company without cause or by the executive upon certain enumerated changes in his or her employment terms (as specified in the applicable agreement or plan) within a specified period following the change of control transaction.

Severance Benefits Payable to Mr. Micklas

Mr. Micklas resigned as Chief Financial Officer of Par on March 21, 2017. In connection with Mr. Micklas’ separation from Par, pursuant to the terms of his Separation Agreement, Mr. Micklas received (i) $355,000, comprising one year’s base annual compensation at the time of his separation from Par, and (ii) $149,000, comprising the average annual bonus paid to Mr. Micklas over the three years prior to his separation from Par, each of which shall be paid in installments payable over twelve months following Mr. Micklas’ separation from Par. Additionally, notwithstanding any terms of the Long-Term Incentive Plan to the contrary, all shares of Par restricted stock and stock options previously awarded to Mr. Micklas shall vest according to the terms of the applicable award agreements.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,742,785	$20.13	1,256,933
Equity compensation plans not approved by security holders	—	$—	—
Total	1,742,785	$—	1,256,933
________________________________________________________

(1)
Includes options outstanding under the 2012 Long-Term Incentive Plan. In the fourth quarter of 2015, our board of directors authorized an increase in the number of shares issuable under the Long-Term Incentive Plan to 4,000,000 shares, subject to shareholder approval that was obtained in June 2016.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

Relationships with Other Affiliates

Mr. Pate and Mr. Monteleone each own a small number of limited partner interests in ZCOF. Additionally, Mr. Silberman and Mr. Pate serve as members of the Investment Committee of the Board of Directors of ZCOF.

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements (the “Services Agreements”) with EGI and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnify each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder. The Services Agreements have a term of one year and will be automatically extended for successive one-year periods unless terminated by either party at least 60 days prior to any extension date.

In October 2015, we terminated our Services Agreement with Whitebox. We incurred costs of approximately $24,000 related to our Services Agreement with EGI during 2016.

Bridge Notes Commitment and Bridge Notes

On June 14, 2016, we entered into a bridge notes commitment letter (the “Bridge Notes Commitment Letter”) with entities affiliated with EGI, pursuant to which such parties committed to purchase an aggregate of up to $34.9 million of an aggregate up to $52.5 million of the Bridge Notes. The Bridge Notes were issued in a private offering pursuant to the terms of a note purchase agreement entered into among us and the purchasers of the Bridge Notes. We paid each of the entities affiliated with EGI committing to purchase Bridge Notes pursuant to the Bridge Notes

Commitment Letter a fee in the amount of 5.0% of their respective commitments. This fee was deducted from the proceeds received from the Bridge Notes at the closing in July 2016.

Prior to the repayment and conversion of the Bridge Notes in connection with the closing of our subscription rights offering in 2016, EGI held approximately $36.8 million in aggregate principal amount of the Bridge Notes.

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders are lenders under our delayed draw term loan credit agreement (the “Credit Agreement”) and the Tranche B Loan made thereunder. As of December 31, 2016, we owed approximately $60.4 million in principal amount under the Credit Agreement.

In connection with the acquisition of Wyoming Refining Company, we entered into an amendment and consent to our Credit Agreement, pursuant to which the lenders consented to our entry into and performance of the related acquisition agreement and amended our Credit Agreement to permit the issuance of $115 million aggregate principal amount of 5.00% convertible senior notes due 2021 (the “Convertible Notes”) and the performance of our obligations under the indenture governing the Convertible Notes. We paid a consent fee of $2.5 million in connection with the amendment, $1.25 million of which was paid to an affiliate of Whitebox. We repaid $5 million of the outstanding balance of the Credit Agreement following the consummation of our offering of $115 million aggregate principal amount of 5.00% convertible senior notes due 2021 (the “Convertible Notes Offering”), approximately $3.25 million of which was allocated to an affiliate of Whitebox.

Convertible Notes Offering

Prior to the Convertible Notes Offering, we also entered into a back-up convertible note commitment letter with funds managed on behalf of Whitebox (collectively, the “Back-Up Convertible Note Purchasers”), pursuant to which the Back-Up Convertible Note Purchasers committed to purchase up to $50 million of $100 million aggregate principal amount of senior unsecured convertible notes due 2021, which would be issued in a private offering pursuant to an exemption from the registration requirements of the Securities Act.

The obligations of the Back-Up Convertible Note Purchasers to purchase convertible notes automatically terminated upon the consummation of the Convertible Notes Offering, provided that each of the Back-Up Convertible Note Purchasers and their respective affiliates were allocated the opportunity to purchase at least $32.5 million of the Convertible Notes offered in the Convertible Notes Offering.

Affiliates of Whitebox purchased an aggregate of $47.5 million principal amount of the Convertible Notes in the Convertible Notes Offering.

Warrant Issuance Agreement

Certain of our stockholders who were lenders under the Credit Agreement received warrants exercisable for shares of common stock in connection with such loan. The warrants were issued on August 31, 2012. Subject to the warrant issuance agreement, the holders are entitled to purchase shares of common stock upon exercise of the warrants at an exercise price of $0.10 per share of common stock, subject to certain adjustments from time to time as provided in the warrant issuance agreement. The warrants expire on the earlier of (i) August 31, 2022 or (ii) the occurrence of certain merger or consolidation transactions specified in the warrant issuance agreement. A holder may exercise the warrants by paying the applicable exercise price in cash or on a cashless basis. The number of shares of our common stock issuable upon exercise of the warrants and the exercise prices of the warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock. Additionally, in the case of any reclassification or capital reorganization of the capital stock of the Company, the holder of each warrant outstanding immediately prior to the occurrence of such reclassification or reorganization will have the right to receive upon exercise of the applicable warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such warrant had been exercised.
Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors and greater than 10% beneficial owners timely filed all required Section 16(a) reports, except that the following individuals failed to file timely reports for such fiscal year: Melvyn Klein was late in filing four Form 4s disclosing eight transactions; Robert Silberman was late in filing three Form 4s disclosing four transactions; Curtis Anastasio was late in filing two Form 4s disclosing three transactions; Timothy Clossey was late in filing two Form 4s disclosing two transactions; L. Melvin Cooper was late in filing two Form 4s disclosing three transactions; Walter Dods was late in filing three Form 4s disclosing four transactions; William Pate was late in filing five Form 4s disclosing seven transactions; William Monteleone was late in filing two Form 4s disclosing four transactions; Joseph Israel was late in filing two Form 4s disclosing three transactions; Christopher Micklas was late in filing two Form 4s disclosing three transactions; James Matthew Vaughn was late in filing five Form 4s disclosing six transactions; Kelly Rosser was late in filing one Form 4 disclosing one transaction; Jim Yates was late filing two Form 4s disclosing two transactions.

Other Matters

Our Annual Report to Stockholders on Form 10-K covering the fiscal year ended December 31, 2016, our Quarterly Reports on Form 10-Q and other information are available on our website (www.parpacific.com) and may also be obtained by calling (832) 916-3396 or writing to the address below:

PAR PACIFIC HOLDINGS, INC.
Investor Relations
800 Gessner Road, Suite 875
Houston, Texas 77024

The persons designated to vote shares covered by our Board of Directors’ proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

Deadline for Receipt of Stockholder Proposals

If you want us to consider including a proposal in our proxy statement for our 2018 annual meeting of stockholders you must deliver a copy of your proposal to Par’s Secretary at our principal executive offices at 800 Gessner Road, Suite 875, Houston, Texas, 77024 no later than December 7, 2017. If the date of Par’s 2018 annual meeting of stockholders is more than 30 calendar days before or after the one-year anniversary date of our 2017 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of such meeting was mailed to the stockholders or the date on which it is first disclosed to the public.

If you intend to present a proposal at our 2018 annual meeting of stockholders, including director nominations, but you do not intend to have it included in our 2018 Proxy Statement, you must deliver a copy of your proposal, which must contain certain information specified in our Bylaws, to Par’s Secretary at our principal executive offices listed above not less than 90 days nor more than 120 days prior to the date of 2018 annual meeting of stockholders, provided that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, your notice must be received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the 2018 annual meeting was made. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as our Board of Directors may recommend.

Sincerely,

James Matthew Vaughn
Senior Vice President, General Counsel and Secretary

April 6, 2017

ANNUAL MEETING OF STOCKHOLDERS OF

PAR PACIFIC HOLDINGS, INC.

May 16, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18978/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930000000000000000 3   051617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN THE ELECTION OF DIRECTORS AND"FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Melvyn N. Klein
- ○ Robert S. Silberman
- ○ Curtis V. Anastasio
- ○ Timothy Clossey
- ○ L. Melvin Cooper
- ○ Walter A. Dods, Jr.
- ○ Joseph Israel
- ○ William Monteleone
- ○ William C. Pate

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PAR PACIFIC HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on May 16, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William Pate and James Matthew Vaughn, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Par Pacific Holdings, Inc., to be held on May 16, 2017 at 1132 Bishop Street (24th Floor), Honolulu, Hawaii 96813, and at any adjournments or postponements thereof, as follows:

This Proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder on the reverse side. If no direction is made, this Proxy will be voted FOR all nominees in the election of directors in proposal 1 and FOR proposal 2, and in accordance with the discretion of the persons designated above with respect to any other business properly before the meeting and at any adjournment or postponement of said meeting.

(Continued and to be signed on the reverse side.)

1.1 14475